Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of McJunkin Red Man Holding Corporation of our report dated February 15, 2008 relating to the financial statements of Red Man Pipe and Supply Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
Tulsa, OK
October 31, 2008